Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:

Simulations Plus Investor Relations	Hayden IR
Ms. Renée Bouché	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	slp@haydenir.com

For Immediate Release:

April 9, 2020

Simulations Plus Reports Record Second Quarter FY2020 Revenue

Quarterly Revenues Up 22%;

Board of Directors Announces Quarterly Dividend of $0.06 Per Share

LANCASTER, CA, April 9, 2020 – Simulations Plus, Inc. (Nasdaq: SLP), the leading provider of modeling and simulation solutions for the pharmaceutical, biotechnology, chemicals, and consumer goods industries, today reported financial results for its second quarter of fiscal year 2020, the period ended February 29, 2020 (2QFY20).

2QFY20 highlights compared with 2QFY19:

•	Net revenues increased 22.2%, or $1.9 million, to $10.3 million from $8.5 million
•	Gross profit was $7.7 million, up $1.4 million, or 22.7%, from $6.3 million
•	SG&A was $4.1 million, up $1.3 million, or 46.3%, from $2.8 million
•	SG&A as a percentage of revenues increased to 39.7% from 33.2%, inclusive of $350,000 in transaction costs related to the Lixoft acquisition
•	R&D expense increased 3.3%, or $23,600, to $748,000 from $724,000
•	Income before taxes increased 5.2%, or $140,500, to $2.8 million from $2.7 million
•	Net income increased to $2.2 million from $2.1 million
•	Diluted earnings per share remained unchanged at $0.12 per share

1

6moFY20 highlights compared with 6moFY19:

•	Net revenues increased 23.4%, or $3.7 million, to $19.8 million from $16.0 million
•	Gross profit was $14.4 million, up $2.8 million, or 24.5%, from $11.6 million
•	SG&A was $7.6 million, an increase of $2.1 million, or 37.9%, from $5.5 million
•	R&D expense increased 1.6%, or $20,300, and remained at $1.3 million
•	Income before taxes increased 18.1%, or $852,300, to $5.6 million from $4.7 million
•	Net income increased $573,000, or 15.8%, to $4.2 million from $3.6 million
•	Diluted earnings per share increased $0.03, to $0.23 from $0.20 per share

Shawn O’Connor, chief executive officer of Simulations Plus, said: “This was a strong, productive, and important quarter for Simulations Plus, highlighted by the acquisition of Lixoft, which expands our presence in Europe and bolsters our software revenue mix. Operationally, we grew revenues 22% for the quarter and 23% year-to-date, driving a nearly 16% increase in year-to-date net income and strengthening our balance sheet. Today, Simulations Plus is a strong company with a global presence, more than $40 million in trailing 12 month revenue, much of which is recurring, a service business that operates with a large backlog of project-based business, proven profitability and a balance sheet that gives us flexibility during these challenging times. Our new business sales have slowed, as our customers deal with the Covid-related interruptions and uncertainty. To date, this has resulted in sales pipeline growth, as sales have been mostly delayed but not lost.”

“To proactively contribute to solving this worldwide pandemic, we established the StrategiesPlus™ COVID-19 ACT Program to speed consulting assistance to any organization involved in coronavirus research,” Mr. O’Connor continued. “This program enables each part of our organization to provide tools and expertise to help accelerate drug development and R&D. In particular, we are adding to our consulting services team in an effort to address the growing demand and expanding opportunities we see in the marketplace.”

John Kneisel, chief financial officer of Simulations Plus, added: “We finished the quarter with $12.2 million in cash. Early in the third fiscal quarter, we paid approximately $6 million in net cash for the Lixoft acquisition. We maintain a strong balance sheet with sufficient cash reserves and working capital and access to a line of credit to provide flexibility. The Lixoft acquisition will be immediately accretive, helping boost future cash flows to further strengthen our position.”

Quarterly Dividend Declared

The Company’s Board of Directors has declared a cash dividend of $0.06 per share of the Company’s common stock payable on May 1, 2020, to shareholders of record as of April 24, 2020. The declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements, and other factors.

Investor Conference Call

The Company has announced an investor conference call that will be webcast live on April 9, 2020, at 1:15 p.m. Pacific Time/4:15 p.m. Eastern Time. The live webcast/teleconference will be accessible by registering here. Please dial in five to ten minutes prior to the scheduled start time. A live, listen-only webcast will also be available by dialing (914) 614-3221, and entering access code 938-770-331. A replay of the webcast will be available at the Simulations Plus website following the call.

2

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of drug discovery and development software as well as a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions and quantitative systems pharmacology models for drug-induced liver injury and nonalcoholic fatty liver disease. The company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical, biotechnology, and chemical agents. Our software is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, chemical, and consumer goods companies and regulatory agencies worldwide. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for physiologically based pharmacokinetic modeling and simulation. For more information, visit our website at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of our new software products as well as improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports and filed with the U.S. Securities and Exchange Commission.

Follow us on Twitter | LinkedIn | YouTube

--Tables follow--

3

SIMULATIONS PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	February 29,	August 31,
	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$12,248,652	$11,435,499
Accounts receivable, net of allowance for doubtful accounts of $0	7,244,344	5,026,558
Revenues in excess of billings	4,113,185	3,233,659
Prepaid income taxes	457,232	765,110
Prepaid expenses and other current assets	612,505	704,316
Total current assets	24,675,918	21,165,142
Long-term assets
Capitalized computer software development costs,
net of accumulated amortization of $12,983,725 and $12,356,055	5,458,837	4,959,736
Property and equipment, net	335,298	341,145
Operating lease right of use asset	637,509	–
Intellectual property, net of accumulated amortization of $4,413,334 and $3,948,750	4,561,666	5,026,249
Other intangible assets net of accumulated amortization of $1,383,750 and $1,210,000	3,106,250	3,280,000
Goodwill	10,387,198	10,387,198
Other assets	37,227	37,227
Total assets	$49,199,903	$45,196,697

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$624,645	$204,075
Accrued payroll and other expenses	1,526,891	1,639,038
Income taxes payable	–	–
Current portion - Contracts payable	1,761,028	1,761,028
Billings in excess of revenues	891,905	798,549
Operating lease liability, current portion	493,257	–
Deferred revenue	183,310	380,787
Total current liabilities	5,481,036	4,783,477

Long-term liabilities
Deferred income taxes, net	2,714,398	2,731,616
Operating Lease Liability	142,343	–
Total liabilities	8,337,777	7,515,093

Commitments and contingencies

Shareholders' equity
Preferred stock, $0.001 par value 10,000,000 shares authorized no shares issued and outstanding	$–	$–
Common stock, $0.001 par value 50,000,000 shares authorized 17,648,646 and 17,591,834 shares issued and outstanding	7,651	7,595
Additional paid-in capital	16,406,702	15,319,474
Retained earnings	24,447,773	22,354,535
Total shareholders' equity	$40,862,126	$37,681,604

Total liabilities and shareholders' equity	$49,199,903	$45,196,697

The accompanying notes are an integral part of these financial statements.

4

SIMULATIONS PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and six months ended February 29, 2020 and February 28, 2019

	Three months ended		Six months ended
	(Unaudited)		(Unaudited)
	2020	2019	2020	2019

Revenues	$10,349,863	$8,471,720	$19,750,968	$16,007,623
Cost of revenues	2,666,388	2,207,831	5,309,297	4,406,952
Gross margin	7,683,475	6,263,889	14,441,671	11,600,671
Operating expenses
Selling, general, and administrative	4,110,018	2,809,691	7,623,381	5,530,093
Research and development	747,612	724,034	1,273,965	1,253,670
Total operating expenses	4,857,630	3,533,725	8,897,346	6,783,763

Income from operations	2,825,845	2,730,164	5,544,325	4,816,908

Other income (expense)
Interest income	12,073	5,573	23,349	9,245
Interest expense	–	(38,188)	–	(76,376)
(Loss) income on currency exchange	(1,825)	(1,916)	1,886	(32,526)
Total other income (expense)	10,248	(34,531)	25,235	(99,657)

Income before provision for income taxes	2,836,093	2,695,633	5,569,560	4,717,251
Provision for income taxes	(686,013)	(596,184)	(1,361,203)	(1,081,855)
Net Income	$2,150,080	$2,099,449	$4,208,357	$3,635,396

Earnings per share
Basic	$0.12	$0.12	$0.24	$0.21
Diluted	$0.12	$0.12	$0.23	$0.20

Weighted-average common shares outstanding
Basic	17,638,406	17,476,603	17,623,699	17,449,069
Diluted	18,315,824	18,002,741	18,305,645	17,984,078

The accompanying notes are an integral part of these financial statements.

5